CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Franklin Growth and Income Fund on Form N-14 File No. 2-10103 of our reports dated August 4, 2000, on our audit of the financial statements and financial highlights of Franklin Growth and Income Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 2000, and our report dated February 3, 2000, on our audit of the financial statements and financial highlights of Franklin Asset Allocation Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1999, which are included in the Registration Statement.


                                    /s/ PricewaterhouseCoopers LLP


San Francisco, California
October 27, 2000